Exhibit (s)

Calculation of Filing Fees Tables

Form N-2

(Form Type)

Infinity Core Alternative Fund

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares of Beneficial Interest	457(o)	―	―	―	―	―	―	―	―	―
Fees Previously Paid	―	―	―	―	―	―	―	―	―	―	―	―
Carry-Forward Securities
Carry Forward Securities	Equity	Shares of Beneficial Interest	415(a)(6)	―	―	$41,383,651	―	$5,371.60	N-2	Reg. No. 333-239248	July 31, 2020	$5,371.60
	Total Offering Amounts					$41,383,651		$5,371.60 (2)	―	―	―	―
	Total Fees Previously Paid							$5,371.60 (1)	―	―	―	―
	Total Fee Offsets							―	―	―	―	―
	Net Fee Due							$0.00	―	―	―	―

(1)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this Registration Statement carries forward $41,383,651 of shares of beneficial interest that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-239248) effective July 31, 2020 and which remain unsold as of the filing date of this Registration Statement (the “Unsold Shares”).
(2)	Amount represents $5,371.60 previously paid to register $41,383,651 of Unsold Shares. Effective October 1, 2022, the filing fee rate was increased to $110.20 per million dollars of the proposed maximum aggregate offering price of the securities to be registered.